Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated December 26, 2013

Pricing Supplement No. 391 dated December     , 2013 (To Prospectus Supplement dated April 13, 2012 and

Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities
$ Buffered Enhanced Return Securities With Capped Upside and Buffered Downside (Principal at Risk Securities Linked to the S&P 500® Index)

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment on the stated maturity date (which will be set on the trade date and will be within the range of 26 to 29 months from the original issue date) that may be greater than, equal to or less than the original offering price of your securities, depending on the performance of the S&P 500® Index as measured from the trade date to the determination date (three business days prior to the stated maturity date). If the S&P 500 Index appreciates, the securities offer 1.4 times participation in that appreciation, subject to the maximum settlement amount (expected to be within the range of $1,217 to $1,245 for each $1,000 security). If the level of the S&P 500 Index declines by up to the buffer amount of 12.5%, you will receive the original offering price of your securities. However, if the level of the S&P 500 Index declines by more than 12.5%, you will lose approximately 1.1429% of the original offering price of your securities at maturity for every 1% by which the decline is more than 12.5%. In exchange for the upside leverage and downside buffer features, you must be willing to forgo (i) a return on the securities in excess of the maximum return at maturity of 21.7% to 24.5% (which results from the maximum settlement amount of $1,217 to $1,245 per $1,000 security, to be set on the trade date), (ii) interest on the securities and (iii) dividends paid on the stocks included in the S&P 500 Index. You must also be willing to accept the risk that, if the level of the S&P 500 Index declines by more than 12.5%, you will lose some, and possibly all, of the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the S&P 500 Index for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

To determine your payment at stated maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level on the determination date from the initial underlier level (set on the trade date). On the stated maturity date, for each $1,000 security:

•	if the underlier return is positive (the final underlier level is greater than the initial underlier level), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 1.4 times (c) the underlier return, subject to the maximum settlement amount;

•	if the underlier return is zero or negative but not below -12.5% (the final underlier level is equal to or less than the initial underlier level but not by more than 12.5%), you will receive $1,000; or

•	if the underlier return is negative and is below -12.5% (the final underlier level is less than the initial underlier level by more than 12.5%), you will lose approximately 1.1429% of the original offering price of your securities for every 1% by which the underlier return is below -12.5%. In this case, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1429 times (b) the sum of the underlier return plus 12.5% times (c) $1,000. This amount will be less than $1,000 and may be zero.

The securities will not be listed on any securities exchange and are designed to be held to maturity.

        On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $985.80 per security. While the estimated value of the securities on the trade date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the trade date be less than $981.80 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$0	$1,000
Total

(1)

Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Investment Description

The Principal at Risk Securities Linked to the S&P 500® Index are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the S&P 500® Index (the “underlier”) from the initial underlier level to the final underlier level. The securities provide:

(i)

the possibility of a leveraged return at maturity if the level of the underlier increases from the initial underlier level to the final underlier level, provided that the potential total return at maturity of the securities will be effectively capped by the maximum settlement amount;

(ii)	repayment of principal if, and only if, the final underlier level is not less than the initial underlier level by more than the buffer amount; and

(iii)

exposure to the decrease in the level of the underlier from the initial underlier level if the final underlier level is less than the initial underlier level by more than the buffer amount, with exposure on a leveraged basis to any such decrease in excess of the buffer amount.

If the final underlier level is less than the initial underlier level by more than the buffer amount, you will lose some, and possibly all, of the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo.

The underlier is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. Wells Fargo & Company is one of the companies currently included in the underlier.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

  http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

The original offering price of each security of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the trade date will be set forth in the final pricing supplement.

S&P® is a registered trademark of Standard and Poor’s Financial Services LLC (“S&P Financial”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P”). “Standard & Poor’s®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of S&P Financial and have been licensed for use by S&P and sublicensed for certain purposes by us. The S&P 500 Index is a product of S&P and has been licensed for use by us. The securities are not sponsored, endorsed, sold or promoted by S&P, S&P Financial or their respective affiliates, and neither S&P, S&P Financial or their respective affiliates make any representation regarding the advisability of investing in the securities.

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Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—One Of Our Affiliates Will Be The Calculation Agent And Has Calculated The Estimated Value Of The Securities And, As A Result, Potential Conflicts Of Interest Could Arise.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the trade date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

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Investor Considerations

We have designed the securities for investors who:

•

seek leveraged exposure at the upside participation rate to any upside performance of the underlier, as measured by the extent (if any) to which the final underlier level is greater than the initial underlier level, subject to the maximum settlement amount;

•	desire repayment of the original offering price at maturity so long as the final underlier level is not less than the initial underlier level by more than the buffer amount;

•	desire to moderate any decline from the initial underlier level to the final underlier level in excess of the buffer amount through the buffer feature;

•

understand that the ability of the buffer feature to moderate any decline in the underlier in excess of the buffer amount is progressively reduced as the final underlier level declines because they will be exposed on a leveraged basis to any decline in the underlier in excess of the buffer amount;

•

understand that if the final underlier level is less than the initial underlier level by more than the buffer amount, they will be exposed to the decrease in the underlier from the initial underlier level, subject to the buffer feature, and will lose some, and possibly all, of the original offering price of the securities;

•	are willing to forgo interest payments on the securities and dividends on securities included in the underlier; and

•	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the final underlier level may decrease from the initial underlier level by more than the buffer amount;

•	seek uncapped exposure to the upside performance of the underlier;

•	seek full return of the original offering price of the securities at stated maturity;

•

are unwilling to purchase securities with an estimated value as of the trade date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

•	seek current income;

•	are unwilling to accept the risk of exposure to the United States equity market;

•	seek exposure to the underlier but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the underlier generally, or to the exposure to the underlier that the securities provide specifically; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Terms of the Securities

Underlier:	S&P 500® Index

Trade Date:	December , 2013.

Original Issue Date (settlement date):	January , 2014. (T+4)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Cash Settlement Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the cash settlement amount. The “cash settlement amount” per security will equal:

•    if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•    if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;

•    if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•    if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000.

If the final underlier level is less than the buffer level, you will lose some, and possibly all, of the original offering price of your securities at maturity.

Stated Maturity Date:

The “stated maturity date” will be set on the trade date and will be within the range of 26 to 29 months from the original issue date. If the determination date is postponed, the stated maturity date will be postponed to the third business day after the determination date as postponed. See “—Determination Date” and “Additional Terms of the Securities—Market Disruption Events” for information about the circumstances that may result in a postponement of the determination date. If the stated maturity date is not a business day, any payment required to be made on the securities on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Initial Underlier Level:

                    , the closing level of the underlier on the trade date. The “closing level” of the underlier on any trading day means the official closing level of the underlier as reported by the underlier sponsor (as defined below) on such trading day.

Final Underlier Level:	The “final underlier level” will be the closing level of the underlier on the determination date.

Underlier Return:	The “underlier return” will be the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

Maximum Settlement Amount:

The “maximum settlement amount” will be set on the trade date and will be within the range of 121.7% to 124.5% of the original offering price per security ($1,217 to $1,245 per security). As a result of the maximum settlement amount, the maximum total return at maturity of the securities will be 21.7% to 24.5% of the original offering price.

Cap Level:	The “cap level” will be set on the trade date and will be within the range of 115.5% to 117.5% of the initial underlier level.

Buffer Level:	, which is equal to 87.5% of the initial underlier level.

Buffer Amount:	12.5%

PRS-5

Buffer Rate:	The “buffer rate” will be equal to the initial underlier level divided by the buffer level, or 100% divided by 87.5%, which is approximately 1.1429.

Upside Participation Rate:	1.4

Determination Date:

The determination date will be determined on the trade date and is scheduled to be the third business day prior to the stated maturity date. If the originally scheduled determination date is not a trading day, the determination date will be postponed to the next succeeding trading day. The determination date is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

Trading Day:

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the underlier are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session.

Relevant Exchange:	The “relevant exchange” for any security underlying the underlier means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

Related Exchange:

The “related exchange” for the underlier means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the underlier.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” on page PRS-26 below and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the underlier. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-26 below.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity or earlier sale or exchange. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations”

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on page PRS-26 below and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent expects to make a profit by selling, structuring and, where applicable, hedging the securities.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RSL6

PRS-7

Hypothetical Payout Profile

The following profile is based on a hypothetical maximum settlement amount of 123.1% of the original offering price or $1,231 per security (the midpoint of the specified range for the maximum settlement amount), an upside participation rate of 1.4, a buffer level equal to 87.5% of the initial underlier level, a buffer rate of approximately 1.1429 and a buffer amount of 12.5%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual final underlier level, the actual maximum settlement amount and whether you hold your securities to maturity.

PRS-8

Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

You May Lose Up To All Of Your Investment.

We will not repay you a fixed amount on the securities on the stated maturity date. The cash settlement amount will depend on the direction of and percentage change in the final underlier level relative to the initial underlier level and the other terms of the securities. Because the level of the underlier will be subject to market fluctuations, the cash settlement amount you receive may be more or less, and possibly significantly less, than the original offering price of your securities.

If the final underlier level is less than the initial underlier level by more than the buffer amount, the cash settlement amount will be less than the original offering price per security and you will be exposed on a leveraged basis to the decline in the underlier beyond the buffer amount. As a result, you may receive less than, and possibly lose all of, the original offering price per security at maturity even if the level of the underlier is greater than or equal to the initial underlier level or the buffer level at certain points during the term of the securities.

Even if the final underlier level is greater than the initial underlier level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited By The Maximum Settlement Amount And May Be Lower Than The Return On A Direct Investment In The Underlier.

Your return on the securities will be subject to a maximum settlement amount. The opportunity to participate in the possible increases in the level of the underlier through an investment in the securities will be limited because the cash settlement amount will not exceed the maximum settlement amount. Furthermore, the effect of the upside participation rate will be progressively reduced for all final underlier levels exceeding the final underlier level at which the maximum settlement amount is reached, which we refer to as the cap level.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, because it is possible that the securities may be classified as a contingent payment debt instrument rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your securities. See “United States Federal Income Tax Considerations.”

The Stated Maturity Date Of The Securities Is A Pricing Term And Will Be Determined By Us On The Trade Date.

We will not fix the stated maturity date until the trade date. The term could be as short as the low end of the range and as long as the high end of the range set forth on the cover page. You should be willing to hold your securities for up to the high end of the range set forth on the cover page. The stated maturity date selected by us could have an impact on the value of the securities.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Trade Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling,

PRS-9

structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Secondary market prices, if any, for the securities will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the underlier at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

—

Underlier Performance. The value of the securities prior to maturity will depend substantially on the level of the underlier. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the underlier at such time is less than, equal to or not sufficiently above the initial underlier level.

—	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

—

Volatility Of The Underlier. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the underlier changes.

—

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the underlier. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the underlier during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the underlier.

—	Dividend Yields On The Securities Included In The Underlier. The value of the securities may be affected by the dividend yields on securities included in the underlier.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the underlier. Because several factors are expected to affect the value of the securities, changes in the level of the underlier may not result in a comparable change

PRS-10

in the value of the securities. We anticipate that the value of the securities will always be at a discount to the maximum settlement amount.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Underlier.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the underlier and received the dividends and other payments paid on those securities. This is in part because the cash settlement amount payable at stated maturity will be determined by reference to the final underlier level, which will be calculated by reference to the prices of the securities in the underlier without taking into consideration the value of dividends and other payments paid on those securities. In addition, the cash settlement amount will not be greater than the maximum settlement amount.

Historical Levels Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

The trading prices of the securities included in the underlier will determine the cash settlement amount payable at maturity to you. As a result, it is impossible to predict whether the closing level of the underlier will fall or rise compared to the initial underlier level. Trading prices of the securities included in the underlier will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the underlier do not provide an indication of the future performance of the underlier.

Changes That Affect The Underlier May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the underlier sponsor concerning the calculation of the underlier and the addition, deletion or substitution of securities comprising the underlier and the manner in which the underlier sponsor takes account of certain changes affecting such securities may affect the level of the underlier and, therefore, may affect the value of the securities and the cash settlement amount payable at maturity. The underlier sponsor may discontinue or suspend calculation or dissemination of the underlier or materially alter the methodology by which it calculates the underlier. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the securities. We are currently one of the companies included in the underlier. The unaffiliated companies included in the underlier will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

The Stated Maturity Date Will Be Postponed If The Determination Date Is Postponed.

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The determination date will be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the determination date or if the originally scheduled determination date is not a trading day. If such a postponement occurs, the stated maturity date will be postponed until three business days after the postponed determination date.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the underlier or the companies whose securities are included in the underlier. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the underlier and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the underlier, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the underlier. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the underlier from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And Has Calculated The Estimated Value Of The Securities And, As A Result, Potential Conflicts Of Interest Could Arise.

WFS, which is our affiliate and the agent for the distribution of the securities, will be the calculation agent for purposes of determining, among other things, the initial underlier level and the final underlier level, calculating the cash settlement amount, determining whether adjustments should be made to the final underlier level, and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, the estimated value of the securities set forth on the cover page of this pricing supplement was calculated for us by WFS.

Trading And Other Transactions By Us Or Our Affiliates Or Any Dealer Could Affect The Level Of The Underlier, Prices Of Securities Included In The Underlier Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates or any dealer may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates or any dealer may acquire securities included in the underlier or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.

To the extent that we or one or more of our affiliates or any dealer has a long hedge position in any of the securities included in the underlier, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates or any dealer may liquidate a portion of such holdings at or about the time of the stated maturity of the securities or at or about the time of a change in the securities included in the underlier. Certain activity by us or one or more of our affiliates or any dealer described above can potentially increase or decrease the prices of the securities included in the underlier and, accordingly, increase or decrease the level of the underlier. Although we have no reason to believe that any of those activities will have a material impact on the level of the underlier, these activities could have such an effect. Profits or losses from any of the positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates or any dealer may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates or any dealer may also engage in trading in the securities included in the underlier and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates or any dealer may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates or any dealer may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or they take any such position at any time, it is possible that we or they could receive substantial returns with respect to those positions while the value of your security may decline.

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We or one or more of our affiliates or any dealer may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the underlier. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates or any dealer could adversely affect the value of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” on page PRS-26 below. You should consult your tax advisor about your own tax situation.

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities. Because there is no authority that specifically addresses the United States federal income tax treatment of the securities, it is possible that your securities could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-26 for a more detailed discussion of tax considerations applicable to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity or earlier sale or exchange. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Wells Fargo intends to treat your securities for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until there is a change in the law or the Treasury Department or IRS determines that some other treatment is more appropriate.

PRS-13

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the cash settlement amount) calculated as follows:

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Hypothetical Returns

The following table illustrates, for a hypothetical maximum settlement amount of 123.1% of the original offering price or $1,231 per security (the midpoint of the specified range of the maximum settlement amount) and a range of hypothetical final underlier levels:

•	the hypothetical percentage change from the hypothetical initial underlier level to the hypothetical final underlier level; and

•	the hypothetical pre-tax total return.

Hypothetical underlier return	Hypothetical pre-tax total return
50.00%	23.10%
40.00%	23.10%
20.00%	23.10%
16.50%	23.10%
10.00%	14.00%
5.00%	7.00%
0.00%	0.00%
-5.00%	0.00%
-12.50%	0.00%
-13.00%	-0.57%
-25.00%	-14.29%
-50.00%	-42.86%
-75.00%	-71.43%
-100.00%	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax return will depend on the actual final underlier level and maximum settlement amount.

If, for example, the underlier return were determined to be -75.00%, the pre-tax return on your securities at maturity would be approximately -71.43%, as shown in the table above. As a result, if you purchased your securities on the original issue date at the original offering price and held them to the stated maturity date, you would lose approximately 71.43% of your investment. In addition, if the underlier return were determined to be 50.00%, the cash settlement amount that we would deliver on your securities at maturity would be capped at the maximum settlement amount, and the pre-tax return on your securities would therefore be capped at 23.10%, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any underlier return in excess of 16.50%.

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Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the cash settlement amount you receive at stated maturity. In addition, the calculation agent will, among other things:

—	determine whether a market disruption event or non-trading day has occurred;

—	determine if adjustments are required to the closing level of the underlier under various circumstances; and

—	if publication of the underlier is discontinued, select a successor underlier (as defined below) or, if no successor underlier is available, determine the closing level of the underlier.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which then comprise 20% or more of the level of the underlier or any successor underlier at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the underlier or any successor underlier on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the underlier or any successor underlier on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the underlier or any successor underlier on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the underlier or any successor underlier are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant exchange for any security underlying the underlier or successor underlier or any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the underlier or any successor underlier will be based on a comparison of (x) the portion of the level of the underlier attributable to that security and (y) the overall level of the underlier or successor underlier, in each case immediately before the occurrence of the market disruption event;

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(2)	the “close of trading” means the scheduled closing time of the relevant exchanges with respect to the securities underlying the underlier or any successor underlier;

(3)

the “scheduled closing time” of any relevant exchange or related exchange on any trading day for the underlier or any successor underlier means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the underlier or any successor underlier on which each relevant exchange for the securities underlying the underlier or any successor underlier and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the determination date, the determination date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled determination date, that eighth trading day shall be deemed to be the determination date. If the determination date has been postponed eight trading days after the originally scheduled determination date and a market disruption event occurs or is continuing with respect to the underlier on such eighth trading day, the calculation agent will determine the closing level of the underlier on such eighth trading day in accordance with the formula for and method of calculating the closing level of the underlier last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if a market disruption event has occurred, its good faith estimate of the value of such securities at the scheduled closing time on the relevant exchanges) on such date of each security included in the underlier. As used herein, “closing price” means, with respect to any security on any date, the relevant exchange traded or quoted price of such security as of the close of trading on such date.

Adjustments to the Underlier

If at any time the sponsor or publisher of the underlier (the “underlier sponsor”) makes a material change in the formula for or the method of calculating the underlier, or in any other way materially modifies the underlier (other than a modification prescribed in that formula or method to maintain the underlier in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the underlier is to be calculated, calculate a substitute closing level of the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the change, but using only those securities that comprised the underlier immediately prior to that change. Accordingly, if the method of calculating the underlier is modified so that the level of the underlier is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the underlier in order to arrive at a level of the underlier as if it had not been modified.

Discontinuance of the Underlier

If the underlier sponsor discontinues publication of the underlier, and the underlier sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the underlier (a “successor underlier”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor underlier as calculated by the relevant underlier sponsor or any other entity and calculate the final underlier level as described above. Upon any selection by the calculation agent of a successor underlier, Wells Fargo will cause notice to be given to holders of the securities.

In the event that the underlier sponsor discontinues publication of the underlier prior to, and the discontinuance is continuing on, the determination date and the calculation agent determines that no successor underlier is available at such time, the calculation agent will calculate a substitute closing level for the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the discontinuance, but using only those securities that comprised the underlier immediately prior to that discontinuance. If a successor underlier is selected or the calculation agent calculates a level as a substitute for the underlier, the successor underlier or level will be used as a substitute for the underlier for all purposes, including the purpose of determining whether a market disruption event exists.

If on the determination date the underlier sponsor fails to calculate and announce the level of the underlier, the calculation agent will calculate a substitute closing level of the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the failure, but using only those securities that comprised the underlier immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the underlier sponsor to calculate and announce the level of, the underlier may adversely affect the value of the securities.

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Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the cash settlement amount, calculated as provided herein. The cash settlement amount will be calculated as though the date of acceleration were the determination date.

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The S&P 500 Index

We obtained all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or “S&P”), the underlier sponsor. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P 500 Index in connection with the offer and sale of the securities. As of the date of this pricing supplement, we are one of the companies included in the S&P 500 Index.

According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc., which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices. S&P Dow Jones Indices owns the S&P Indices business, including the S&P 500 Index, and the Dow Jones Indexes business.

General

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The S&P 500 Index covers approximately 75% of the United States equity market.

The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the financial viability of the particular company, the market capitalization of that company ($4 billion or greater), the contribution of that company to the index’s sector balance, and the market value and trading activity of the common stock of that company. Continued index membership is not necessarily subject to these guidelines. S&P aims to minimize unnecessary turnover and each removal is determined on a case-by-case basis. Companies that substantially violate one or more of criteria for index inclusion and companies that no longer meet the inclusion criteria as a result of a merger, acquisition or significant restructuring will be considered for removal.

The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value. Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

Where holdings in one of these groups exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are also not part of the float.

PRS-19

Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies are part of the float. Also included in the float are shares held in a trust to allow investors in countries outside the country of domicile, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class that can be converted by shareholders to a listed class without undue delay and cost.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by: dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day before the ex-date. Share changes resulting from exchange offers are applied on the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor	Yes

PRS-20

adjustment reflects this drop in index market value.

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares due to its acquisition of another public company are made as soon as reasonably possible. Changes in a company’s shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are also made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement

We and S&P Dow Jones Indices LLC have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P 500 Index in connection with the issuance of the securities.

The license agreement between us and S&P Dow Jones Indices LLC provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, S&P Financial Services LLC, any of their respective affiliates (collectively, “S&P/Dow Jones”) or their third party licensors. Neither S&P/Dow Jones nor its third party licensors make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P/Dow Jones and its third party licensors’ only relationship to Wells Fargo & Company with respect to the S&P 500 Index is the licensing of the S&P 500 Index and certain trademarks, servicemarks and/or trade names of S&P/Dow Jones and/or its third party licensors. The S&P 500 Index is determined, composed and calculated by S&P/Dow Jones or its third party licensors without regard to Wells Fargo & Company or the securities. S&P/Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the securities into consideration in determining, composing or calculating the S&P 500 Index. Neither S&P/Dow Jones nor its third party licensors are responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities, or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P/Dow Jones and its third party licensors have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P/Dow Jones is not an investment advisor. Inclusion of a security within the S&P 500 Index is not a recommendation by S&P/Dow Jones to buy, sell, or hold such security, nor is it considered to be investment advice.

PRS-21

NEITHER S&P/DOW JONES NOR ITS THIRD PARTY LICENSORS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P/DOW JONES OR ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P/DOW JONES AND WELLS FARGO & COMPANY, OTHER THAN THE LICENSORS OF S&P/DOW JONES.”

PRS-22

Historical Information

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the S&P Dow Jones Indices website at www.standardandpoors.com. No information contained on the S&P Dow Jones Indices website is incorporated by reference into this pricing supplement.

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the underlier for each quarter in the period from January 1, 2003 through September 30, 2013 and for the period from October 1, 2013 to December 24, 2013. The closing level on December 24, 2013 was 1833.32.

	High	Low	Last
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
Second Quarter	1419.04	1278.04	1362.16
Third Quarter	1465.77	1334.76	1440.67
Fourth Quarter	1461.40	1353.33	1426.19
2013
First Quarter	1569.19	1457.15	1569.19
Second Quarter	1669.16	1541.61	1606.28
Third Quarter	1725.52	1614.08	1681.55
October 1, 2013 to December 24, 2013	1833.32	1655.45	1833.32

PRS-23

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

—	PTCE 96-23, for specified transactions determined by in-house asset managers;

—	PTCE 95-60, for specified transactions involving insurance company general accounts;

—	PTCE 91-38, for specified transactions involving bank collective investment funds;

—	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

—	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

—	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

—

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

PRS-24

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-25

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns the securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells the securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid derivative contract with respect to the underlier and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (“IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a non-contingent fixed-rate

PRS-26

debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your securities. In general, your adjusted tax basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale, exchange or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as owning the components of the underlier, in which case you would recognize gain or loss (subject to the application of the wash sale rules) with respect to a component of the underlier when the amount of any component referenced by the underlier is reduced, (ii) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss, or (iii) you should be required to accrue interest income over the term of your securities. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity or earlier sale or exchange. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on your circumstances). Your net investment income will include any gains you recognize upon the sale, exchange or maturity of the securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to any gains you recognize in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

PRS-27

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of the securities. You are a “non-United States holder” if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

If your securities are characterized and treated for all tax purposes as a pre-paid derivative contract with respect to the underlier, as discussed above, and subject to the discussion of backup withholding above, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or
•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

In general, the discussion in this paragraph applies to you only if you acquire your securities on or after March 5, 2014 and therefore does not apply to initial purchasers. It is possible, however, that withholding requirements under these rules will apply to securities acquired by an initial non-United States holder if the non-United States holder enters into one or more other transactions with respect to the underlier or its constituents on or after March 5, 2014. Pursuant to regulations proposed by the IRS and the Treasury Department under Section 871(m) of the Code, payments on financial instruments (such as the securities) that reference underlying securities that are equity interests in U.S. corporations could be treated, in whole or in part depending on the circumstances, as dividend equivalents that are subject to tax at a rate of 30% (or a lower rate under the dividend provision of an applicable treaty), which would be satisfied by withholding. This withholding tax would only apply with respect to payments made on or after January 1, 2016. The proposed regulations would exempt from this withholding financial instruments that reference certain “qualified indices.” Although the matter is not entirely clear, it is possible that the underlier may be treated as a qualified index for these purposes, in which case payments on your securities would not be subject to tax under Section 871(m) of the Code. However, the application of the proposed regulations to the underlier is not entirely clear, and it is possible that the regulations, when finalized, will provide for the application of Section 871(m) of the Code to instruments (such as the securities) that reference the underlier. We are not required to pay any additional amounts with respect to any amounts withheld under Section 871(m) of the Code. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the securities.

As discussed above, alternative characterizations of the securities for United States federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, if we are the withholding agent with respect such payments, we will withhold tax at the applicable statutory rate (or the lower rate under an applicable treaty). If the securities are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

PRS-28